RETIREMENT AGREEMENT

      THIS AGREEMENT (this "Agreement"), made and entered into as of this 7th day of April, 1999, by and between Food Lion, Inc., a North Carolina corporation (the "Company"), and Tom E. Smith (the
"Executive"),

                      W I T N E S S E T H:

      WHEREAS, the Executive is serving as the Chairman of the Board of Directors, President and Chief Executive Officer of the
Company; and

       WHEREAS, in recognition of the Executive's long and distinguished service with the Company; and

      WHEREAS, by mutual agreement between the Executive and the Company, the Executive shall retire from the Company as of the date hereof (the "Retirement Date") and the Executive's employment with the Company and his service as Chairman shall terminate as of such Retirement Date.

      NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and the Executive agree as follows:

ARTICLE I:     RETIREMENT AND CONSULTANCY

     Section 1.1 Retirement. The Executive hereby retires and resigns as an employee, officer and director of the Company and its affiliates, effective as of the end of the meeting of the Board of Directors of the Company held on the Retirement Date. Notwithstanding any provision of the Employment Agreement between the Company and the Executive dated August 1, 1991 (the "Employment Agreement") to the contrary, such retirement and resignation shall not be deemed to be a breach by the Executive of the Employment Agreement, and the Employment Agreement shall terminate as of the Retirement Date.

     Section 1.2 Consulting Services. The Executive agrees to be available from time to time during the period beginning on the Retirement Date and ending July 31, 2001, for consulting with the Chief Executive Officer and the Chairman of the Company, as either the Chief Executive Officer or the Chairman may reasonably request. Reasonable unavailability of the Executive for such consulting at any time shall not be deemed a breach of this Agreement.

ARTICLE II:    RETIREMENT PAYMENTS AND BENEFITS

     Section 2.1 Retirement Payments. The Executive shall continue to receive the annual salary he currently receives through July 31, 2001. The Executive shall receive annual bonuses of $432,315 (which would be the amount of his 1999 bonus) through April 7, 2002. In addition, the Executive shall receive $36,950 (the amount that would have been paid to the Executive as a "wellness bonus" for 1999) annually through April 7, 2002. Such annual salary and bonus payments shall be made on the same schedule as currently made for the Executive and shall be prorated as applicable.

     Section 2.2 Options. As provided in the stock option agreements governing such stock options, all vested stock options held by the Executive as of the Retirement Date shall remain exercisable for three months following the Retirement Date, and thereafter any of such stock options that remain unexercised shall terminate and cease to be exercisable. All other stock options that have been granted to the Executive that vest on or before December 31, 2000, shall remain outstanding and shall vest on the same schedule as if the Executive had remained employed with the Company through December 31, 2000, and, once each such options are vested, shall remain exercisable for three months following the respective vesting dates of each such options. As of the Retirement Date, all stock options that have been granted to the Executive that would vest after December 31, 2000, shall terminate as of the Retirement Date. For purposes of clarification, Schedule B attached hereto sets forth the stock options that have been granted to the Executive as of the date immediately prior to the Retirement Date and sets forth whether such options will survive the Retirement Date.

     Section 2.3 Restricted Stock. The Executive shall continue to be vested in all restricted stock that has vested as of the Retirement Date. All restricted stock under awards to the Executive that vest on or before December 31, 2000, shall remain outstanding following the Retirement Date and shall vest on the same schedule as if the Executive had remained employed with the Company through December 31, 2000. All restricted stock under awards to the Executive that would vest after December 31, 2000, shall be forfeited as of the Retirement Date. For purposes of clarification, Schedule B attached hereto sets forth the restricted stock that has been awarded to the Executive as of the date immediately prior to the Retirement Date and sets forth whether such restricted stock awards will survive the Retirement Date.

     Section 2.4. Put Right. The Executive shall have a one-time right, exercisable within 30 trading days after the Retirement Date, to sell to the Company, and, in the event the Executive exercises such right, the Company shall be obligated to purchase from the Executive for cash, up to 33% of the shares of Class A Common Stock and Class B Common Stock of the Company owned by the Executive on the date of exercise of such right (the "Put"). The per share purchase price of the shares subject to the Put shall be the average closing price of the Class A Common Stock or Class B Common Stock, as the case may be, for the 30 trading days preceding the date of exercise as reported on NASDAQ (National Market System). Payments by the Company pursuant to the Put will be made within five business days of proper notice of exercise of the Put by the Executive, subject to proper delivery in proper form by the Executive of the relevant shares of Common Stock

       Section 2.5. Split-Dollar Life. The Company shall continue to pay the premiums on and shall maintain in effect the two split-dollar life insurance policies currently in effect with respect to the Executive (Policy No. 2,161,371 and Policy No. 3123424) through December 31, 2001. As of December 31, 2001, such insurance policies shall be transferred to the Executive, and thereafter the Executive shall be responsible for all premiums under such policies, and the Company shall waive its right to receive reimbursement for premiums paid on such policies.

      Section  2.6     Company Benefits.  For a period  of  three
years following the Retirement Date, the Executive shall be entitled to participate in the benefit plans of the Company set forth on Schedule A attached hereto. With respect to the Company's Profit Sharing Plan and Profit Sharing Restoration Plan, the Executive shall be entitled to all accrued amounts to which the Executive is eligible under such plans and agreement. In addition, following the Retirement Date, the Executive shall receive cash payments from the Company in the amounts that would have been contributed to the Profit Sharing Plan and the Profit Sharing Restoration Plan for the Executive (and on the same schedule) as if he remained employed by the Company through April 7, 2002. If the Company is unable to include the Executive and his spouse in the Executive Medical Plan or the Food Lion Group Benefit Plan, it shall secure similar benefits for the Executive and his spouse for such three-year period. Following such three-year period, the Executive shall receive COBRA continuation of health care. As soon as practicable after the Retirement Date, the Company shall transfer title to the vehicle currently used by the Executive to the Executive. Thereafter, the Executive shall be responsible for all maintenance, insurance and other expenses relating to such vehicle, and the Company shall have no further obligations with respect to such vehicle.

     Section 2.7 Withholding of Taxes. The Company may withhold from any benefits or compensation payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

       Section 2.8 Miscellaneous. Except as specifically provided herein or as otherwise may be required by law, the Executive shall not be entitled to receive any other payments, benefits or severance amounts from the Company following the Retirement Date.

ARTICLE III:      CONFIDENTIAL INFORMATION

           The Executive acknowledges that during his service and employment with the Company as its Chairman, Chief Executive Officer and President that he has been privy and made party to confidential information, including but not limited to knowledge or data relating to the Company and its businesses and investments, information regarding vendors, employees, strategic and business plans, and analysis of competitors ("Confidential Information") and Trade Secrets (as defined below). Following the Retirement Date, the Executive shall hold in a fiduciary capacity for the benefit of the Company all Trade Secrets and Confidential Information, which shall have been obtained by the Executive during the Executive's employment by the Company and which is not generally available public knowledge (other than by acts by the Executive in violation of this Agreement). For three years following the Retirement Date, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case the Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such Trade Secrets or Confidential Information to anyone other than the Company and those designated by the Company. All records, files, drawings, documents, models, equipment, and the like relating to the Company's business, which the Executive has control over, shall not be removed from the Company's premises and, if so removed, shall be returned to the Company by the Retirement Date. The
Executive acknowledges that he has assigned to the Company all rights to Trade Secrets and other products relating to the Company's business developed by him alone or in conjunction with others at any time while employed by the Company. For purposes of this Agreement, Trade Secrets shall mean all information, without regard to form, including, but not limited to, technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, business projects, product plans, distribution lists or lists of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

ARTICLE IV:  NON-COMPETITION; NON-SOLICITATION; NON-DISPARAGEMENT

     Section 4.1    Acknowledgements.  The Executive acknowledges
(i) that during his service and employment as Chairman, Chief Executive Officer and President of the Company, he required special expertise and talent in conducting his duties and that the Executive had substantial contacts with customers, suppliers, advertisers and vendors of the Company and its affiliates; (ii) that the Executive was placed in a position of trust and responsibility and had access to a substantial amount of Confidential Information and Trade Secrets and that the Company placed him in such position and gave him access to such information in reliance upon his agreement not to compete with the Company during the time periods set forth below, including, but not limited to, the review and preparation of strategic plans and business strategies to expand the Company's business operations; (iii) that due to the Executive's management and supervising duties, the Executive is a repository of a substantial portion of the goodwill of the Company and would have an unfair advantage in competing with the Company; (iv) that due to the Executive's special experience and talent, the breach of this Article 4 cannot be reasonably or adequately compensated solely by damages in an action at law; (v) that the Executive is capable of competing with the Company and its subsidiaries; (vi) that the Executive is capable of obtaining gainful employment that does not violate the restrictions contained in this Agreement; and (vii) that a material inducement for the Company in executing this Agreement and making the payments hereunder was the Executive's willingness to be bound by the terms of this
Article 4.

     Section   4.2      Non-Competition.   In   light   of    the
acknowledgements set forth above and in consideration of the payments made to the Executive hereunder, for three years following the Retirement Date, the Executive shall not, directly or indirectly, own, manage, operate, control, be employed by, or perform services for any business, howsoever organized and in whatsoever form, that engages in any retail or wholesale grocery or supermarket business and which is located anywhere within the continental United States.

     Section 4.3. Non-Solicitation. To protect the goodwill of the Company and the Company's legitimate business interests and in consideration of the payments made to the Executive hereunder, for three years after the Retirement Date, the Executive shall not, directly or indirectly, solicit the customers, suppliers or employees of the Company or its affiliates to terminate their relationship with the Company or its affiliates (or to modify such relationship in a manner that is adverse to the interests of the Company or its affiliates), or to violate any valid contracts they may have with the Company or its subsidiaries; provided, however, that nothing in this Section 4.3 shall prohibit the Executive from responding to an unsolicited request from any third party for an employment reference with respect to any person who was an employee of the Company during the period of the Executive's employment with the Company.

     Section 4.4. Non-Disparagement. Following the Retirement Date, the Executive shall not disparage the Company or any of the Company's subsidiaries, affiliates, and their respective officers, directors, employees, agents, successors and assigns, and the Company shall not disparage the Executive or any of his representatives or agents, or any of their respective heirs and assigns. A proceeding brought by any party to enforce its rights shall not be deemed to be a breach of this Section 4.4.

     Section 4.5. Miscellaneous. The Executive acknowledges that the restrictions, prohibitions and other provisions of this
Article 4 are reasonable, fair and equitable in scope, term and duration, are necessary to protect the legitimate business interests of the Company and its affiliates and are a material inducement to the Company to enter into this Agreement and make the payments hereunder. It is the intention of the parties hereto that the restrictions contained in this Article 4 be enforceable to the fullest extent permitted by applicable law. Therefore, if, at any time, the provisions of this Article 4 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Article 4 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and the Executive agrees that this Article 4 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

ARTICLE V:     MISCELLANEOUS

     Section 5.1 Remedy. Should the Executive engage in or perform, either directly or indirectly, any of the acts prohibited by Articles 3 and 4, it is agreed that the Company shall be entitled to immediately withhold any payments or benefits to be made to the Executive under Article 2 of this Agreement and all outstanding stock options held by the Executive shall immediately be canceled and cease to be exercisable (and to the extent such payments and benefits have already been made, the Executive shall immediately repay such amounts to the Company upon such breach, including, but not limited to, any gain realized upon the lapse of restricted stock or exercise of stock options, as provided in Sections 2.2 and 2.3 hereof) and the Company shall be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining the Executive and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts. The foregoing remedy shall not be deemed to limit or prevent the exercise by the Company of any or all further rights and remedies which may be available to the Company hereunder or at law or in equity.

     Section 5.2 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to such address or sent to such facsimile number as each party may furnish to the other in writing from time to time.

     Section 5.3 Applicable Law, Jurisdiction and Venue. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of North Carolina. In any such litigation, each party hereto waives personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified mail directed to such party at his or its address for purposes of notice under Section 5.1 hereof.

     Section 5.4 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

     Section 5.5 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

     Section 5.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     Section 5.7 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

     Section 5.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

     Section 5.9 Affiliate. As used in this Agreement, unless otherwise indicated, "affiliate" shall mean any person or entity which directly or indirectly through any one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with the Company.

     Section 5.10 Assignment. This Agreement is binding on the Executive and the Company and their successors and assigns; provided, however, that the rights and obligations of the Company under this Agreement may be assigned to a successor entity which assumes (either by operation of law or otherwise) the Company's obligations hereunder. Any such assignment by the Company will not release the Company unless and until all obligations to the Executive hereunder are fully discharged. No rights or obligations of the Executive hereunder may be assigned by the
Executive  to any other person or entity, except by will  or  the
laws   of  descent  and  distribution.   In  the  event  of   the
Executive's death prior to receipt by the Executive of all amounts payable by the Company hereunder, such amounts shall be payable to the Executive's designated beneficiaries on the same schedule as provided for in this Agreement.

     Section 5.11 Entire Agreement. Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Executive's resignation of employment with the Company, and amends and supersedes all prior employment or severance agreements between the Executive and the Company or any of its predecessors, including, but not limited to, the Employment Agreement. The Executive acknowledges and agrees that the consideration provided for herein is adequate consideration for the Executive waiving his rights under the Employment Agreement. Except as otherwise provided herein, each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to the Executive's resignation of employment with the Company, which is not contained in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged..

      Section 5.12 Arbitration. Except as otherwise necessary to secure the remedy specified in Section 5.1 of this Employment Agreement, any dispute arising between the Company and the Executive with respect to the performance or interpretation of this Retirement Agreement shall be submitted to arbitration in Salisbury, North Carolina, for resolution in accordance with the commercial arbitration rules of the American Arbitration
Association, modified to provide that the decision by the arbitrators shall be binding on the parties, shall be furnished in writing, separately and specifically stating the findings of fact and conclusions of law on which the decision is based, and shall be rendered within 90 days following impanelment of the arbitrators. The cost of arbitration shall initially be borne by the party requesting arbitration. Following a decision by the arbitrators, the costs of arbitration shall be divided as directed by the arbitrators.

ARTICLE VI:         EXECUTIVE ACKNOWLEDGEMENTS

     The Executive acknowledges that:

          (a) He has read and understands the terms of this Agreement and has voluntarily agreed to their terms without coercion or undue persuasion by the Company or any officer, director or other agent thereof;

          (b) He has been encouraged by the Company to seeks, and has sought, competent legal counsel in his review and consideration of this Agreement and its terms; and

          (c) This Agreement does not purport to waive, and does not waive, any rights the Executive may have which arise after the date on which this Agreement is finally executed.

              [The next page is the signature page]


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                   FOOD LION, INC.


                                   By: \s\ William G. Ferguson
                                           William  G.  Ferguson,
                                   Chairman Senior Management Compensation
                                     Committee

                                     \s\ Tom E. Smith
                                   Tom E. Smith, Individually



                           SCHEDULE A

Food  Lion Group Benefit Plan (including life insurance  coverage but excluding disability  coverage)
Executive Medical Plan
Financial planning services up to $1,500 per year, reduced in 1999 for the value of any services already received


                           SCHEDULE B

                          STOCK OPTIONS

Grant No.    Grant     No. of     Amount and          Exercise    Survives
             Date      Options     Date of             Price      Retirement
                       Granted     Vesting                        Date
  4241      11/6/91    75,000       60,000 vested     $12.4166      Yes
                                   7,500 on 11/6/99                 Yes
                                   7,500 on 11/6/00                 Yes
  4242      5/3/96     246,607    82,202 on 5/3/99     $7.3750      Yes
                                  82,202 on 5/3/00                  Yes
                                  82,203 on 5/3/01                   No
  4243      5/1/97     342,598   114,199 on 5/1/00     $6.6875      Yes
                                 114,199 on 5/1/01                   No
                                 114,200 on 5/1/02                   No
  41704     5/7/98     225,662    75,220 on 5/7/01    $10.2200       No
                                  75,221 on 5/7/02                   No
                                  75,221 on 5/7/03                   NO


                        RESTRICTED STOCK

Grant No.    Grant     No. of     Amount and         Survives
             Date      Options     Date of           Retirement
                       Granted     Vesting            Date
  41175     5/3/96     47,031     11,758 vested        Yes
                                  11,758 on 5/3/99     Yes
                                  11,758 on 5/3/00     Yes
                                  11,757 on 5/3/01     No
  41332     5/1/97     68,227     17,057 on 5/1/99     Yes
                                  17,057 on 5/1/00     Yes
                                  17,057 on 5/1/01     No
                                  17,056 on 5/1/02     No
  41705     5/7/98     45,596     11,399 on 5/7/00     Yes
                                  11,399 on 5/7/01     No
                                  11,399 on 5/7/02     No
                                  11,399 on 5/7/03     No